Exhibit 99.1

KKR Appoints John Hess to Board of Directors

NEW YORK--(BUSINESS WIRE)--July 28, 2011--KKR & Co. L.P. (NYSE: KKR) today announced that John B. Hess has been appointed to the Board of Directors of KKR Management LLC, the general partner of KKR. His appointment, effective July 28, 2011, brings the number of independent directors on KKR's Board to six out of a total of eight Board seats.

Mr. Hess, 57, is the chairman and chief executive officer of Hess Corporation, where he has served in those roles since 1995 and as a director of Hess Corporation since 1978. He has been a director of Dow Chemical Co. since 2006 and also serves on the Business Council, the Trilateral Commission and the Council on Foreign Relations.

Mr. Hess also serves as a member of the Board of Directors of Lincoln Center for the Performing Arts, and as a member of the Board of Trustees at the New York Public Library, Mount Sinai Hospital, the Wildlife Conservation Society / NY Zoo, and the Center for Strategic and International Studies.

KKR's other independent directors include Joseph A. Grundfest (Stanford law professor and former Commissioner of the Securities and Exchange Commission), Dieter Rampl (chairman of Unicredit Group), Patricia A. Russo (former chief executive officer of Alcatel-Lucent), Thomas M. Schoewe (former chief financial officer of Walmart), and Robert W. Scully (former member of the Office of the Chairman of Morgan Stanley).

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.0 billion in assets under management as of March 31, 2011. With 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR is publicly traded on the New York Stock Exchange (NYSE:KKR). For additional information, please visit KKR's website at www.kkr.com.

CONTACT:
KKR
Kristi Huller, 212-230-9722
Kristi.Huller@kkr.com